EXHIBIT 10.36

Alpha Natural Resources, Inc.
2005 Long-Term Incentive Plan

DIRECTOR DEFERRED COMPENSATION AGREEMENT

(Amended and Restated on November 8, 2007)

This Director Deferred Compensation Agreement, as amended (this “Agreement”), is entered into by and between Alpha Natural Resources, Inc., a Delaware corporation (the “Company”), and __________________________ (“Director”), effective January 1, 2008.

RECITALS

WHEREAS, the Company has established the Alpha Natural Resources, Inc. 2005 Long-Term Incentive Plan (the “Plan”) to advance the interests of the Company and its stockholders by providing incentives to certain eligible persons who contribute significantly to the strategic and long-term performance objectives and growth of the Company and any parent, subsidiary or affiliate of the Company.  All capitalized terms not otherwise defined in this Agreement have the same meaning given such capitalized terms in the Plan.

WHEREAS, the Board of Directors of the Company (the “Board”) has authorized the grant by the Company to Non-Employee Directors of the Board, in consideration for serving on the Board and, in the case of (iv) and (v) below, as applicable, committees of the Board, the following cash compensation: (i) an annual cash retainer (“Annual Board Retainer”); (ii) in the case of the Lead Independent Director, an annual cash retainer (the "Annual Lead Director Retainer"); (iii) fees for attending Board meetings (“Board Meeting Fees”); (iv) an annual cash retainer for serving as the chairman of a committee of the Board (“Annual Committee Chair Retainer”); and (v) fees for attending Board committee meetings (“Committee Meeting Fees”, and together with the Annual Board Retainer, Annual Lead Director Retainer, Board Meeting Fees and Annual Committee Chair Retainer, “Compensation”);

WHEREAS, pursuant to Section 11 of the Plan, a Non-Employee Director may elect to defer delivery of Compensation that would otherwise be payable to the Non-Employee Director under the Plan, with the permission of and on such terms as are established by the Committee (as such term is defined in the Plan) in its discretion;

WHEREAS, the Committee has determined that a Non-Employee Director may elect to defer the receipt of such Compensation, on the terms set forth in this Agreement, by entering into this Agreement and executing and delivering to the Company an Election Form (as defined below) to that effect;

WHEREAS, Director is a Participant for purposes of the Plan;

WHEREAS, the Company and Director desire to establish the terms upon which Director may elect to defer all or a portion of his or her Compensation;

WHEREAS, the Company and Director desire to clarify, amend and restate the terms and conditions under which deferrals, including prior deferrals, are governed; and

WHEREAS, pursuant to the provisions of the Plan, the Committee or its Designated Administrator has full power and authority to direct the execution and delivery of this Agreement in the name and on behalf of the Company, and has authorized the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

AGREEMENT

Section 1.  Election to Defer.  Director may elect to defer, in accordance with the terms set forth in Section 2 of this Agreement, receipt of up to 100% of  the Compensation payable to him or her until the date of a distribution event described in Section 4.  If such an election is made, the Compensation shall, at the election of the Director, either be credited to the Cash Account (as defined below) established for the Director, or credited to the Director’s Share Unit Account, and converted to Share Units pursuant to Section 3 of this Agreement.

Section 2. Deferral Election and Election Form.  Director may make an election to defer up to 100% of  the Compensation payable to him or her by completing and delivering an election form in the form attached hereto as Exhibit A(the “Election Form”) to the Company.  An Election Form delivered to the Company with respect to Compensation shall indicate whether the amount of such Compensation shall be credited to the Director’s Cash Account or Share Unit Account; provided, that if an Election Form delivered to the Company with respect to Compensation does not indicate whether the amount of such Compensation shall be credited to the Director’s Cash Account or Share Unit Account, the amount of such Compensation shall be credited to the Director’s Cash Account.  An Election Form effective for Compensation payable to he Director must be delivered to the Company prior to the first day of the calendar year in which the Director's annual service period begins and shall apply only to Compensation earned and otherwise payable for service periods beginning after the end of the calendar year in which such Election Form is delivered to the Company.  If, however, the Director is newly eligible to participate in the Plan, the Director may make an election and deliver the Election Form to the Company within 30 days after the date on which Director initially became eligible to defer such Compensation and otherwise participate in the Plan; provided, however, any such  Election Form will apply only to Compensation earned and payable after the date on which the Election Form is delivered to the Company.  An Election Form will remain in effect from year to year and be irrevocable unless otherwise changed in a timely manner; provided, however, if the Director suffers a disability, receives a distribution on account of Unforeseeable Emergency or dies, the Director's deferral election shall be cancelled.  For purposes of this Section, a disability refers to any medically determinable physical or mental impairment resulting in the Director’s inability to perform the duties of his or her position or any substantially similar position, where such impairment can be expected to result in death or can be expected to last for a continuous period of not less than six months.  A new Election Form shall apply only to Compensation earned and otherwise payable for service periods beginning in calendar years after the last day of the calendar year in which the revised Election Form is delivered to the Company.

Section 3.  Director Accounts.

(a)  Share Unit Accounts.

(i)            Compensation deferred and elected by the Director to be credited to the Director’s Share Unit Account, as provided in the Election Form delivered to the Company pursuant to Section 2 of this Agreement, shall be credited to the Director’s share unit bookkeeping account (the “Share Unit Account”).  The amount so credited to each Share Unit Account shall be equal to the amount of such Compensation, converted as of the payment dates established by the Committee into share units (the “Share Units”) equivalent to whole Shares based on the Fair Market Value of a Share on such payment date.  For purposes of this Agreement, “Fair Market Value” shall mean the closing price per share of the Company’s common stock as reported on The New York Stock Exchange, or if such date is not a regular trading date on such exchange, on the next following regular trading date.  The number of Share Units for full Shares so determined shall be credited to the Director’s Share Unit Account.  Any unconverted balance remaining in the Director’s Share Unit Account after such conversion, together with other subsequent credits of deferred Compensation thereto, shall be converted into Share Units to the extent possible on the next designated payment date.

(ii)            Additional credits shall be made to the Director’s Share Unit Account equal to the cash dividends (or the fair market value of dividends paid in property other than Shares) that the Director would have received had he or she been the owner on each cash dividend record date of a number of Shares equal to the number of Share Units in his or her Share Unit Account on such date.  In the case of a dividend paid in Shares or a common stock split, additional credits will be made to a Director’s Share Unit Account of a number of Share Units equal to the number of full Shares that the Director would have received had he or she been the owner on each record date of a number of Shares equal to the number of Share Units in his or her Share Unit Account on such date.  Any cash dividends (or dividends paid in property other than Shares) shall be distributed to the Director on or before December 31 of each year, as applicable.  In the event of a stock split, stock dividend, reclassification, reorganization, redesignation, or other change in the Company’s capitalization, the number of Share Units in the Director’s Share Unit Account shall be proportionately adjusted or substituted to reflect such change.

(b)  Cash Accounts.  Compensation deferred and elected by the Director to be credited to the Director’s Cash Account, as provided in the Election Form delivered to the Company pursuant to Section 2 of this Agreement, shall be credited as a dollar amount to the Director’s cash bookkeeping account (the “Cash Account”).  The amount so credited to each Cash Account shall be equal to the amount of the Compensation on the payment dates therefor specified by the Committee.  Interest on the amount of the Cash Account shall be credited thereto as of the last day of each calendar quarter and shall accrue at the rate of the Moody's AAA corporate bond rate or such other rate as approved by the Board and/or Committee.

(c)  Book-entry Accounts.  Each Share Unit Account and Cash Account (together, the “Director Accounts”) shall be maintained on the books of the Company until full payment of the balance thereof has been made to the applicable Director (or the beneficiaries of a deceased Director) as provided under the terms of this Agreement.  No funds shall be set aside or earmarked for any Director Account, which shall be purely a bookkeeping device.

Section 4.  Distribution of Director Accounts.

(a)  Distribution of Share Unit Accounts.  Upon the Director’s Separation from Service (as defined below), the Company shall distribute the Director’s Share Unit Account to the Director in the form of Shares (which may be originally issued Shares or treasury Shares held by the Company or one or more of its subsidiaries) in a lump sum on the six month anniversary of the date the Director Separates from Service (or, if sooner, the date of the Director's death).

(b)  Distribution of Cash Accounts.  Upon the Director’s Separation from Service, the Company shall distribute the Director’s Cash Account to the Director in the form of cash in a lump sum on the six month anniversary of the date the Director Separates from Service (or, if sooner, the date of the Director's death).

(c)  Special Circumstances.

(i)            Notwithstanding any provision herein to the contrary, the Director shall receive the Shares and cash attributable to his or her Director Accounts in a single lump sum within 30 days after any of the following events (each, a “Change in Control”):

(A)            a person, or several persons acting as a group, acquires more than 50% of the outstanding stock of the Company (which stock remains outstanding), measured by voting power or fair market value; persons will not be considered to be “acting as a group” solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering; persons will be considered to be “acting as a group” if they are owners of an entity that enters into a merger, consolidation, reorganization, or purchase or acquisition of stock, in which the Company is not the surviving entity, or as otherwise provided in the applicable guidance issued under Section 409A;

(B)            a person, or several persons acting as a group, acquires, during any 12-month period ending on the date of the most recent acquisition by such person or persons, 30% or more of the outstanding voting stock of the Company;

(C)            a majority of the members of the Board are replaced during any 12-month period by members whose appointment or election is not endorsed by a majority of the members of the Board before the date of appointment or election; or

(D)            a person, or several persons acting as a group, acquires (or has acquired during any 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or greater than 40% of the total gross fair market value of the Company’s assets immediately prior to such acquisition or acquisitions; “gross fair market value” means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

 (ii)            Notwithstanding any provision herein to the contrary, the Director may apply to the Committee or Designated Administrator for a lump sum distribution from the Director Accounts upon the occurrence of an Unforeseeable Emergency (as defined below).  Amounts distributed in the case of an Unforeseeable Emergency shall not exceed the amount necessary to satisfy such Unforeseeable Emergency plus amounts necessary to pay taxes and penalties reasonably anticipated as a result of such distribution.  In making the forgoing determination, the Committee or Designated Administrator shall consider the extent to which the Director’s financial hardship resulting from the Unforeseeable Emergency is or may be relieved through reimbursement or compensation by insurance or otherwise, or by liquidation of his or her assets (to the extent such liquidation would not itself cause severe financial hardship).  For purposes of this Agreement, “Unforeseeable Emergency” means that the Director experiences a severe financial hardship resulting from one of the following:  an illness or accident of the Director, his or her spouse, beneficiary or dependent (as defined in § 152(a) of the Code, without regard to Section 152(b)(1), (b)(2) and (d)(1)(B)); the need to pay for the funeral expenses of a spouse, beneficiary or dependent (as defined above);loss of the Director’s property due to casualty; or other similar extraordinary and unforeseeable circumstances arising from events beyond the Director’s control.

(d) Manner of Payment/Beneficiary Designation.

Upon distribution pursuant to this Section 4, the Company, or its designee, shall deliver to the Director a certificate, or other evidence of ownership, representing a number of Shares equal to the number of Share Units in the Director’s Share Unit Account, registered in the name of such Director (or his or her beneficiaries), and any remaining cash shall be distributed to the Director (or his or her beneficiaries), together with the cash distributed from the Cash Account.  In the event of the Director’s death, payment of any amount due under this Agreement shall be made to the beneficiary or beneficiaries designated by the Director in a writing delivered to the Company.  If the Director fails to designate a beneficiary, payment of any amount due under the Agreement shall be made to the duly appointed and qualified executor or other personal representative of the Director to be distributed in accordance with his or her will or applicable intestacy law; or in the event that there shall be no such representative duly appointed and qualified within six months after the date of death, then to such persons as, at the date of the Director’s death, would be entitled to share in the distribution of such Director’s personal estate under the provisions of the applicable statute then in force governing the descent of intestate property, in the proportions specified in such statute.

Notwithstanding any other provision of this Agreement, if a Director’s service as a member of the Board is terminated, the Director shall not be entitled to any Compensation for any period of time after the Director’s termination.

(e)  Section 409A.

 It is intended that distribution events authorized under this Agreement qualify as a permissible distribution events for purposes of Section 409A of the Code, and this Agreement shall be interpreted and construed accordingly in order to comply with Section 409A of the Code, the regulations and other binding guidance promulgated thereunder ("Section 409A").  This Agreement and all deferral elections made hereunder shall be administered, interpreted and construed in accordance with Section 409A.  The Company  reserves the right to accelerate, delay or modify distributions to the extent permitted under Section 409A. For purposes of this Agreement, "Separation from Service" shall mean the Director's death, retirement or other termination of service with the Company and all of its controlled group members within the meaning of Section 409A of the Code.  For purposes hereof, the determination of controlled group members shall be made pursuant to the provisions of Section 414(b) and 414(c) of the Code; provided that the language "at least 50 percent" shall be used instead of "at least 80 percent" in each place it appears in Section 1563(a)(1),(2) and (3) of the Code and Treas. Reg. § 1.414(c)-2; provided, further, where legitimate business reasons exist (within the meaning of Treas. Reg. § 1.409A-1(h)(3)), the language "at least 20 percent" shall be used instead of "at least 80 percent" in each place it appears.  Whether the Director has a Separation from Service will be determined based on all of the facts and circumstances and in accordance with the guidance issued under Section 409A. Notwithstanding any provision herein to the contrary, if the Director is a "specified employee" for purposes of Section 409A any payment to the Director due upon Separation from Service will be delayed for a period of six (6) months after the date the Director Separates from Service (or, if earlier, the death of the Director).

Section 5.  Nontransferability.  Director Accounts, and any rights and privileges pertaining thereto, may not be transferred, assigned, pledged or hypothecated in any manner, by operation of law or otherwise, other than (i) by will or by the laws of descent and distribution or (ii) if permitted by the Committee and to the extent allowed by the Code and by law, to a grantor trust in which the Director is the sole beneficial owner pursuant to Code Section 671 and state law, and shall not be subject to execution, attachment or similar process.

Section 6. Director’s Rights Unsecured.  The right of the Director or his or her beneficiary to receive a distribution hereunder shall be an unsecured claim against the general assets of the Company, and neither the Director nor his or her beneficiary shall have any rights in or against any amounts credited to the Director’s Share Unit Account, Cash Account or any other specific assets of the Company.  All amounts credited to the Director’s Share Unit Account or Cash Account shall constitute general assets of the Company and may be disposed of by the Company at such time and for such purposes as it may deem appropriate.

Section 7.  Tax Advisor.  Nothing contained in this Agreement is intended, nor shall it be construed, as providing advice to the Director regarding the tax consequences of this Agreement and the Election Form to the Director.  The Company urges the Director to consult his or her own personal tax advisor to determine the particular tax consequences of this Agreement and the Election Form to the Director, including the effect of federal, state and local taxes, and any changes in the tax laws from the date of this Agreement.

Section 8.  Company’s Election to Terminate.  At any time and for any reason, the Board may terminate the Agreement; provided however, that any such termination shall not reduce the accrued benefit of any Director.  Termination of this Agreement  shall not be a distribution event under the Plan or this Agreement unless otherwise permitted under Section 409A of the Code or other applicable law.

Section 9.  Withholding for Taxes and other Deductions.  The Company shall have the right to deduct from any Compensation, or from any deferral, distribution or payment thereof or withdrawal therefrom, any applicable taxes that the Company is required by applicable law to withhold and any amounts owed by the Director to the Company.

Section 10. No Right to Directorship. Nothing contained in the Plan, this Agreement, any Election Form or other related document shall be construed to (a) confer upon Director any right to continue to serve as a director of the Company, (b) restrict in any way the Company’s right to terminate or change the terms or conditions of Director’s directorship at any time, or (c) confer upon Director or any other person any claim or right to any Compensation or other Award or distribution under this Agreement or the Plan except in accordance with their terms.

Section 11.  No Rights as a Stockholder.  Director shall have no voting or any other rights as a stockholder of the Company with respect to the Share Units. Upon, but not prior to, distribution of the Share Unit Accounts in the form of Shares to Director (in accordance with Section 4 hereof), Director shall have all of the rights of a stockholder of the Company.  Director’s right to receive Shares under this Agreement shall be no greater than the right of any unsecured general creditor of the Company.

Section 12. Further Assurances.  Director will provide assistance reasonably requested by the Company in connection with actions taken by Director while serving as a director of the Company, including, but not limited to, assistance in connection with any lawsuits or other claims against the Company arising from events during the period in which Director was serving as a director of the Company.

Section 13.  Confidentiality.  Director acknowledges that the business of the Company is highly competitive and that the Company’s strategies, methods, books, records and documents, technical information concerning its products, equipment, services and processes, procurement procedures and pricing techniques, and the names of and other information (such as credit and financial data) concerning former, present or prospective customers and business affiliates, all comprise confidential business information and trade secrets which are valuable, special and unique assets which the Company uses in its business to obtain a competitive advantage over competitors.  Director further acknowledges that protection of such confidential business information and trade secrets against unauthorized disclosure and use is of critical importance to the Company in maintaining its competitive position.  Director acknowledges that by reason of Director’s duties to and association with the Company, Director has had and will have access to, and has and will become informed of, confidential business information which is a competitive asset of the Company.  Director hereby agrees that he or she will not, at any time, make any unauthorized disclosure of any confidential business information or trade secrets of the Company, or make any use thereof, except in the carrying out of responsibilities as a member of the Board.  Director shall take all necessary and appropriate steps to safeguard confidential business information and protect it against disclosure, misappropriation, misuse, loss and theft.  Confidential business information shall not include information in the public domain (but only if the same becomes part of the public domain through a means other than a disclosure prohibited hereunder).  The above notwithstanding, a disclosure shall not be unauthorized if (i) it is required by law or by a court of competent jurisdiction or (ii) it is in connection with any judicial, arbitration, dispute resolution or other legal proceeding in which Director’s legal rights and obligations as a director or under this Agreement are at issue; provided however, that Director shall, to the extent practicable and lawful in any such events, give prior notice to the Company of Director’s intent to disclose any such confidential business information in such context so as to allow the Company an opportunity (which Director will not oppose) to obtain such protective orders or similar relief with respect thereto as may be deemed appropriate.  Any information not specifically related to the Company would not be considered confidential to the Company.  In addition to any other remedy available at law or in equity, in the event of any breach by Director of the provisions of this Section 13 which is not waived in writing by the Company, all Shares and cash in the Director Accounts shall be forfeited to the Company upon the occurrence of the actions or inactions by Director constituting a breach by Director of the provisions of this Section 13.

Section 14.  Expenses.  Costs of administration of this Agreement will be paid by the Company.

Section 15.  Notices.  All notices, requests, demands, claims and other communications under this Agreement (including, but not limited to, the Election Form) shall be in writing.  Any notice, request, demand, claim or other communication under this Agreement shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient at the address set forth in the Company records.  Either party to this Agreement may send any notice, request, demand, claim or other communication under this Agreement to the intended recipient at such address using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient.  Either party to this Agreement may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other party notice in the manner set forth in this Section 10.

Section 16.  Waiver.  No waiver by any party at any time of any breach by any other party of, or compliance with, any condition or provision of this Agreement to be performed by any other party shall be deemed a waiver of any other provisions or conditions at the same time or at any prior or subsequent time.

Section 17. Binding Effect; No Third-Party Beneficiaries.  This Agreement shall be binding upon and inure to the benefit of the Company and the Director and their respective heirs, representatives, successors and permitted assigns.  This Agreement shall not confer any rights or remedies upon any person other than the Company and the Director and their respective heirs, representatives, successors and permitted assigns.

Section 18.  Agreement to Abide by Plan; Conflict between Plan and Agreement.  The Plan is hereby incorporated by reference into this Agreement and made a part hereof as though fully set forth in this Agreement.  Director, by execution of this Agreement, (i) represents that he or she is familiar with the terms and provisions of the Plan, and (ii) agrees to abide by all of the terms and conditions of this Agreement and the Plan.  Director accepts as binding, conclusive and final all decisions or interpretations of the Committee or Designated Administrator of the Plan upon any question arising under the Plan and this Agreement (including, without limitation, the date of any termination of the Director’s term of service as a director of the Company).  In the event of any conflict between the Plan and this Agreement and/or a Election Form, the Committee shall have exclusive authority and discretion to reconcile such conflict, and in the absence of any such determination, the Plan shall govern.

Section 19. Entire Agreement.  Except as otherwise provided herein, in any Company plan applicable to the Director, or in any other agreement between the Director and the Company, this Agreement, the Election Form and the Plan, which the Director has reviewed and accepted in connection with the grant of the Compensation reflected by this Agreement, constitute the entire agreement between the parties and supersede any prior understandings, agreements, or representations by or between the parties, written or oral, to the extent they related in any way to the subject matter of this Agreement.

Section 20.  Interpretation; Amendment.  No amendment or modification of the terms of the Agreement shall be binding on the parties hereto unless reduced to writing and signed by the Director and the Company; provided, however, that the Company may, in its sole discretion and without the Director’s consent, modify or amend the terms of this Agreement or a deferral election, or take any other action it deems necessary or advisable, to cause this Agreement to comply with Section 409A (or an exception thereto).  Director recognizes and acknowledges that Section 409A may impose upon the Director certain taxes or interest charges for which the Director is and shall remain solely responsible.

Section 21. Choice of Law.  To the extent not superseded by federal law, the laws of the State of Delaware (without regard to the conflicts laws of Delaware) shall control in all matters relating to this Agreement and any action relating to this Agreement must be brought in State and Federal Courts located in the Commonwealth of Virginia.

Section 22. Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

Section 23.  Severability.  In the event any provision of this Agreement is held illegal or invalid, the remaining provisions of this Agreement shall not be affected thereby.

Section 24.  Acknowledgements.

(a)            By submitting an Election Form, the Director acknowledges receipt of a copy of the Plan, and the prospectus relating to the Shares, and agrees to be bound by the terms and conditions set forth in the Plan, the Election Form and this Agreement, as in effect and/or amended from time to time.

(b)            RESERVED.

(c)            The Plan and related documents, which may include but do not necessarily include the Plan prospectus, this Agreement and financial reports of the Company, may be delivered to the Director electronically.  Such means of delivery may include but do not necessarily include the delivery of a link to a Company intranet site or the internet site of a third party involved in administering the Plan, the delivery of the documents via e-mail or CD-ROM or such other delivery determined at the Committee’s or Designated Administrator’s discretion.  Both Internet Email and access to the World Wide Web are required in order to access documents electronically.

(d)            By submitting an Election Form, the Director acknowledges that he or she has read this Section 24 and consents to the electronic delivery of the Plan and related documents, as described herein.  Director acknowledges that he or she may receive from the Company a paper copy of any documents delivered electronically at no cost if Director contacts the Vice President of Human Resources of the Company by telephone at (276) 619-4410 or by mail to One Alpha Place, P.O. Box 2345, Abingdon, VA 24212.  Director further acknowledges that he or she will be provided with a paper copy of any documents delivered electronically if electronic delivery fails.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ALPHA NATURAL RESOURCES, INC.

________________________                        By __________________________________
Date
Its ___________________________________

DIRECTOR

_________________________                     ______________________________________
Date                                                                       [Name]

Exhibit A

ALPHA NATURAL RESOURCES, INC.
DIRECTOR DEFERRED COMPENSATION AGREEMENT

Election, Deferral and Beneficiary Designation Form
for Non-Employee Directors
under the Alpha Natural Resources, Inc. 2005 Long-Term Incentive Plan

I, ___________________________, a director of Alpha Natural Resources, Inc., a Delaware corporation (the “Company”), pursuant to the Director Deferred Compensation Agreement, by and between me (as the “Director”) and the Company (the “Agreement”), hereby make the following elections with respect to my Compensation (as defined in the Agreement) on the date indicated below, subject to the terms and conditions of the Agreement.  Capitalized terms used herein but not otherwise defined have the meanings given to such terms in the Agreement.

1.            Irrevocable Elections Regarding Deferral of Compensation

a.            Election Regarding Deferral of Annual Board Retainer

_____	TO DEFER receipt of 100% of the Annual Board Retainer that is otherwise payable to me, and to credit such amount to my Cash Account.

_____	TO DEFER receipt of 100% of the Annual Board Retainer that is otherwise payable to me, and to credit such amount to my Share Unit Account.

_____	TO DEFER receipt of 50% of the Annual Board Retainer that is otherwise payable to me, and to credit such amount to my Cash Account.

_____	TO DEFER receipt of 50% of the Annual Board Retainer that is otherwise payable to me, and to credit such amount to my Share Unit Account.

_____	NOT TO DEFER receipt of the Annual Board Retainer payable to me.

b.            Election Regarding Deferral of Annual Lead Director Retainer

_____	TO DEFER receipt of 100% of the Annual Lead Director Retainer that is otherwise payable to me, and to credit such amount to my Cash Account.

_____	TO DEFER receipt of 100% of the Annual Lead Director Retainer that is otherwise payable to me, and to credit such amount to my Share Unit Account.

_____	TO DEFER receipt of 50% of the Annual Lead Director Retainer that is otherwise payable to me, and to credit such amount to my Cash Account.

_____	TO DEFER receipt of 50% of the Annual Lead Director Retainer that is otherwise payable to me, and to credit such amount to my Share Unit Account.

_____	NOT TO DEFER receipt of the Annual Lead Director Retainer payable to me.

c.	Election Regarding Deferral of Annual Committee Chair Retainer

_____	TO DEFER receipt of 100% of the Annual Committee Chair Retainer that is otherwise payable to me, and to credit such amount to my Cash Account.

_____	TO DEFER receipt of 100% of the Annual Committee Chair Retainer that is otherwise payable to me, and to credit such amount to my Share Unit Account.

_____	TO DEFER receipt of 50% of the Annual Committee Chair Retainer that is otherwise payable to me, and to credit such amount to my Cash Account.

_____	TO DEFER receipt of 50% of the Annual Committee Chair Retainer that is otherwise payable to me, and to credit such amount to my Share Unit Account.

_____                       NOT TO DEFER receipt of the Annual Committee Chair Retainer payable to me.

d.            Election Regarding Deferral of Board Meeting Fees

_____	TO DEFER receipt of 100% of the Board Meeting Fees that are otherwise payable to me, and to credit such amount to my Cash Account.

_____	TO DEFER receipt of 100% of the Board Meeting Fees that are otherwise payable to me, and to credit such amount to my Share Unit Account.

_____	TO DEFER receipt of 50% of the Board Meeting Fees that are otherwise payable to me, and to credit such amount to my Cash Account.

_____	TO DEFER receipt of 50% of the Board Meeting Fees that are otherwise payable to me, and to credit such amount to my Share Unit Account.

_____                    NOT TO DEFER receipt of the Board Meeting Fees payable to me.

e.	Election Regarding Deferral of Committee Meeting Fees

_____	TO DEFER receipt of 100% of the Committee Meeting Fees that are otherwise payable to me, and to credit such amount to my Cash Account.

_____	TO DEFER receipt of 100% of the Committee Meeting Fees that are otherwise payable to me, and to credit such amount to my Share Unit Account.

_____	TO DEFER receipt of 50% of the Committee Meeting Fees that are otherwise payable to me, and to credit such amount to my Cash Account.

_____	TO DEFER receipt of 50% of the Committee Meeting Fees that are otherwise payable to me, and to credit such amount to my Share Unit Account.

_____                       NOT TO DEFER receipt of the Committee Meeting Fees payable to me.

2.            Terms Common to the Elections

With respect to the foregoing elections, I understand that:

(a)            except as specified below, I understand that this deferral election shall be subject to the terms and conditions of the Agreement, as amended, and will remain in effect from year to year and be irrevocable unless otherwise changed by me in a timely manner or otherwise terminated in accordance with the terms of the Agreement;

(b)            if I have filed this Election Form within 30 calendar days of the date on which I first become eligible to make elections with respect to my Compensation under the Agreement, the election(s) I have made will be effective for the Compensation that I earn and that is payable to me after the date that I file this Election Form with the Company;

(c)            neither I nor my legal representative shall be, or have any of the rights and privileges of, a stockholder of the Company with respect to any Shares payable upon distribution of a deferred Share Unit unless and until certificates for such Shares, or other evidence of ownership, have been issued and delivered to me;

(g)            this Election Form is intended to comply with Section 409A and shall be administered, interpreted and construed accordingly;

(h)            this Election Form shall become irrevocable as of the close of business on each December 31st of the calendar year preceding the calendar year that contains the start of the service period to which it applies (or immediately with respect to initial eligibility elections), and shall be cancelled only upon the death or disability of the Director or an Unforeseeable Emergency to the extent consistent with Section 409A;

(i)            the Company has not and will not provide me with any advice or opinion regarding the tax consequences of this election and the Agreement, and I am solely responsible for obtaining my own tax advisor with respect to these matters;

(j)            the Company shall not be liable for, and nothing provided or contained in this Election Form, the Agreement or the Plan will be construed to obligate or cause the Company to be liable for, any tax, interest or penalties imposed on the Director related to or arising with respect to any violation of Section 409A; and

(k)            in the event of any discrepancy between the Agreement and this Election Form, the Agreement shall control.

If I shall cease to be a director of the Company by reason of my death, or if I shall die after I become entitled to a distribution under the Agreement but prior to receipt of the entire distribution to which I am entitled, then all of the distribution to which I am entitled under the Agreement and which has not been distributed to me at the date of my death shall be distributed to ____________________________ (insert name of beneficiary). If no beneficiary is named, distributions shall be made as provided in the Agreement.

Date:

________________________                  ______________________________________
                  [Name]

                         Receipt acknowledged on behalf of the Company:

Date:                                                                 By ___________________________________

________________________                  Its ____________________________________